UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) JUNE 27, 1999

                          INTELECT COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                   0-11630                  76-0471342
(State or other jurisdiction       (Commission              (IRS Employer
     of incorporation)             File Number)           Identification No.)


  1100 EXECUTIVE DRIVE, RICHARDSON, TEXAS                      75081
  (Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code         (972) 367-2100

       ________________________________________________________________
        (Former name or former address, if changed since last report.)

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ITEM 5. OTHER EVENTS.

Settlement of Claims With Certain Preferred Shareholders and Conversion and Exchange of Their Remaining Preferred Shares Into Common Shares.

      As previously disclosed, on April 26, 1999, Intelect Communications, Inc. (the "Company") announced that it was discontinuing indefinitely conversions of its outstanding shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock"), Series D Convertible Preferred Stock (the "Series D Preferred Stock"), and Series E Convertible Preferred Stock (the "Series E Preferred Stock") (the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are collectively referred to herein as the "Preferred Stock"), for the reasons set forth in the Form 8-K of the Company dated April 26, 1999.

      On June 27, 1999, the Company entered into a Settlement Agreement and Mutual Release (the "Settlement Agreement") with certain holders of Series C, D and E Preferred Stock managed by Citadel Investment Group, L.L.C. ("Citadel" and collectively with the funds managed by Citadel, the "Citadel Entities"). Immediately prior to closing of the Settlement Agreement, the Citadel Entities' holdings of Preferred Stock represented approximately 69% of all outstanding Preferred Stock.

      Pursuant to the Settlement Agreement, the Preferred Shares held by the Citadel Entities will no longer be subject to a variable conversion price. Instead, all of the Citadel Entities' remaining Preferred Shares and the interest accrued thereon are being converted and exchanged into common stock of the Company (the "Common Stock") at fixed prices, with a blended price of $1.31 per share of Common Stock. This results in the elimination of approximately 69% of all Preferred Stock holdings outstanding immediately prior to closing of the Settlement Agreement.

      The Settlement Agreement resolves, settles and releases, with respect to the Company and the Citadel Entities, all disputes and claims relating to the Preferred Stock or Common Stock which arise from any events that occurred prior to June 27, 1999, including all claims and disputes relating to the Company's April 26, 1999 announcement of an indefinite discontinuance of conversions. The Settlement Agreement also terminated all rights that the Citadel Entities may have under the Series C, D and E Certificates of Designations, Preferences and Rights and Series C, D and E Securities Purchase Agreements, except as specifically set forth in the terms of the Settlement Agreement.

      Also under the Settlement Agreement, the Citadel Entities agreed to certain restrictions on the Citadel Entities' transfer and sale of Common Stock, including (i) a prohibition on directly or indirectly engaging in short sales, purchase of puts, sell calls, equity swaps or any other means or mechanism by which the Citadel Entities would benefit from a decrease in the market price of the Common Stock; (ii) a prohibition on sale or transfer, in any single day, of an aggregate number of shares of Common Stock in excess of 5% of the average daily trading volume for the Common Stock (exclusive of purchases or sales of Common Stock by the Citadel Entities) for the ten trading days immediately preceding such day; and (iii) a prohibition on any trading of the Common Stock by the Citadel Entities until the closing sale price of the Common Stock (as


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reported by Bloomberg) exceeds $4.00 per share or September 8, 1999, whichever is earlier, except that the Citadel Entities are permitted to sell a number of shares prior to such time in connection with the unwinding of its equity swap position in the Common Stock.

      In the Settlement Agreement, the Citadel Entities granted to the Company an irrevocable proxy to vote the Converted Shares and Exchanged Shares on all matters that may come before the stockholders of the Company, so long as such shares are owned by the Citadel Entities. The Company also has the right to repurchase the Converted Shares and Exchanged Shares (Common Stock) at the market price for the Common Stock.

      In order to comply with federal securities laws and to track compliance with the terms of the Settlement Agreement, the Settlement Agreement provides that all Converted Shares and Exchanged Shares issued to the Citadel Entities shall be certificated and bear a restrictive legend, and may be transferred only upon submission by Citadel of a certificate signed by two officers verifying compliance with The Citadel Entities' contractual representations under the Settlement Agreement as of the date of such transfer.

      Pursuant to the Settlement Agreement, (i) the Company has issued 1,937,465 shares of the Company's Common Stock (the "Converted Shares") to the Citadel Entities in settlement of conversion notices submitted by the Citadel Entities between April 26, 1999 and June 27, 1999; (ii) the Company has issued 1,988,341 shares of Common Stock ("Exchange Shares") in exchange for 3,114 shares of Preferred Stock and the interest accrued thereon; and (iii) on September 10, 1999, in exchange for all remaining Preferred Stock held by the Citadel Entities (4,660 shares of Preferred Stock) and the interest accrued thereon, the Company will issue to the Citadel Entities 3,526,822 shares of Common Stock. The blended share price for all of the Converted Shares and the Exchanged Shares is $1.31 per share of Common Stock.

       Additionally, pursuant to the Settlement Agreement, the Company must file a registration statement on Form S-3, covering the Exchanged Shares, within 20 days of June 27, 1999. If the registration statement is not filed within 30 days of June 27, 1999 or declared effective by the Securities and Exchange Commission within 90 days thereafter, the Company will be required to pay twenty dollars per month for each Preferred Share to be exchanged for Exchange Shares until the registration statement is declared effective.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements of Business to Be Acquired:                   N/A

     (b) Pro Forma Financial Information of the Business to Be Acquired:    N/A

     (c) Exhibits:

     EXHIBIT             DESCRIPTION OF EXHIBIT
     -------             ----------------------
      10.1 Settlement Agreement and Mutual Release among the Company and the Citadel Entities, dated June 27, 1999.

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                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      INTELECT COMMUNICATIONS, INC.
                                            (Registrant)

Date: July 2, 1999                    By: /s/ HERMAN M. FRIETSCH
                                                (Signature)
                                              Herman M. Frietsch
                                              Chairman of the Board